Exhibit 10.1
Summary of Terms of Oral Agreement to Repurchase Shares of Common Stock
held by V. Gordon Clemons
     On August 12, 2009, the Company’s Board of Directors and the Audit Committee of the Company’s Board of Directors both approved the repurchase of 200,000 shares of the Company’s common stock owned by Mr. V. Gordon Clemons at a price of $30.00 per share for an aggregate repurchase price of $6 million.